SAMUEL H. WONG & CO., LLP
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
China Architectural Engineering, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated January 20, 2010 on the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2009, 2008 and 2007, included in this Form 10-K, into the Company's previously filed Registration Statement Form S-8 (File No. 333- 164456).

South San Francisco, California
March 3, 2010

Samuel H. Wong & Co., LLP
Certified Public Accountants

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